SEC FILE NUMBER:  000-31307
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

(Check One):      [X] Form 10-K or 10-KSB     [ ] Form 20-F     [ ] Form 11-K
[ ] Form 10-Q or 10-QSB   [ ] Form N-SAR              [ ] Form N-CSR

         For Period Ended:          December 31, 2007
                          ------------------------------------------------------

[ ] Transition Report on Form 10-K or 10-KSB    [ ]  Transition Report on
[ ] Transition Report on Form 20-F                   Form 10-Q or 10-QSB
[ ] Transition Report on Form 11-K              [ ]  Transition Report on
                                                     Form N-SAR

         For the Transition Period Ended:
                                         ---------------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:
                     -----------------------------------------------------------


                                     PART I.
                             REGISTRANT INFORMATION

Full name of registrant:          IMAGE TECHNOLOGY LABORATORIES, INC.
                        --------------------------------------------------------

Former name if applicable:
                          ------------------------------------------------------

Address of principal executive office (STREET AND NUMBER): 602 Enterprise Drive
                                                          ----------------------

City, state and zip code:          Kingston, New York 12401
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


                                    PART II.
                             RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III.
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

            THE FORM 10-KSB COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD DUE TO UNFORESEEN DELAYS ARISING IN ITS PREPARATION. THE YEAR-END AUDIT WAS CONSEQUENTLY DELAYED AND INFORMATION COULD NOT BE INTEGRATED FROM THE FINANCIAL STATEMENTS INTO THE BODY OF THE FORM 10-KSB WITHIN THE PRESCRIBED TIME PERIOD WITHOUT UNREASONABLE EFFORT AND EXPENSE. IT IS ANTICIPATED THAT OUR ANNUAL REPORT ON FORM 10-KSB, FOR THE TWELVE-MONTH PERIOD ENDING DECEMBER 31, 2007, WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.

                                    PART IV.
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

   Lewis M. Edwards                       (845)             338-3366
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       (Name)                          (Area Code)        (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


[X] Yes [ ] No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?                               [ ]  Yes     [ X ]  No



                       IMAGE TECHNOLOGY LABORATORIES, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   March 31, 2008                       By:  /s/ LEWIS M. EDWARDS
      ------------------                        --------------------------------
                                             Name: Lewis M. Edwards
                                             Title: Chairman and
                                             Chief Technology Officer


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).